EXECUTION VERSION

Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
Banc of California, Inc., a Maryland corporation (the “Company”), the Banc of California, N.A., a national banking association (the “Bank,” and together with the Company, “Employer”) and Douglas H. Bowers (“Executive”) (collectively the “Parties”) enter into this Separation Agreement and General Release (“General Release”) on the following terms:
WHEREAS, Executive was employed by Employer pursuant to an employment agreement entered into by and between Executive and Employer dated as of April 24, 2017 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement; and
WHEREAS, the parties acknowledge that effective as of March 18, 2019 or such other date as may be determined by the Company, the Executive’s service as President and Chief Executive Officer shall cease, provided however that the parties intend for Employee to remain employed as a non-executive employee until April 29, 2019 to assist with transition matters.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this General Release, the Parties agree as follows:

1.	Notwithstanding Section 7(g) of the Employment Agreement, Executive’s employment will end on April 29, 2019 (“Departure Date”).

2.
Executive hereby irrevocably resigns from the board of directors of the Company, the Bank and as applicable any subsidiaries thereof, with such resignation to take effect as of March 18, 2019 or such other date as may be determined by the Company.

3.	Employer shall only enforce the non-solicitation provisions in Section 9 of the Employment Agreement for the twelve (12) months following the Departure Date.

4.	Employee acknowledges and agrees that he will remain bound to the confidentiality provisions in Section 10 of the Employment Agreement following the Departure Date.

5.	Employee and Employer acknowledge and agree that each will remain bound to the non-disparagement provisions in Section 15 of the Employment Agreement for two (2) years following the Departure Date.

6.	The Parties also agree that as of the date hereof, all unearned or unvested equity awards to which Executive may otherwise be entitled, shall be canceled and no further vesting shall occur.

7.
Subject to Executive’s compliance with his promises and agreements contained in this General Release and provided Executive does not revoke this Agreement, and at Employer’s request executes an acknowledgement of this General Release or substantially similar agreement on the Departure Date that is not subsequently revoked, Employer shall provide Executive with the Severance Benefits set forth in Section 8(b) of the Employment Agreement.

8.
In consideration of the payments and benefits to which Executive is entitled under this General Release, Executive for himself, his heirs, administrators, representatives, executors, successors, and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, the Bank, and their respective parents, subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, attorneys, consultants, independent contractors, and representatives, including, without limitation, all persons acting by, through, under, or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law (“Claims”), including without limitation, Claims for personal injury; Claims for breach of any implied or express contract or covenant; Claims for promissory estoppel; Claims for failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or any compensation of any sort other than the payments and benefits to which Executive is entitled under this General Release; Claims for failure to grant equity or allow equity to vest; Claims for wrongful termination, public policy violations, defamation, interference with contract or prospective economic advantage, invasion of privacy, fraud, misrepresentation, emotional distress, breach of fiduciary duty, breach of the duty of loyalty or other common law or tort causes of action; Claims of harassment, retaliation or discrimination based upon race, color, sex, national origin, ancestry, age, disability, handicap, medical condition, religion, marital status, or any other protected class or status under federal, state, or local law; Claims arising under or relating to employment, employment contracts, unlawful effort to prevent employment, or unfair or unlawful business practices, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C § 12101 et seq.; the Age Discrimination in

EXECUTION VERSION

Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.,; the Older Workers Benefits Protection Act (“OWBPA”); the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the California Labor Code; the California Fair Employment and Housing Act (“FEHA”), Cal. Gov. Code § 12900 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq. or any other health/safety laws, statutes or regulations; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the Internal Revenue Code; the California Family Rights Act (“CFRA”), Cal. Gov. Code § 12945 et seq.; including any amendments to or regulations promulgated under these statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance, which Executive and the Releasors had prior to the Execution Date (collectively, “Released Claims”).

9.
OWBPA; Meaning of Signing This General Release. Executive expressly acknowledges and agrees that (a) Executive has carefully read this General Release and fully understands what it means, including the fact that he is waiving his rights under ADEA; (b) Executive has been advised in writing to consult an independent attorney of Executive’s choice before signing this General Release; (c) Executive has been given twenty-one (21) calendar days to consider this General Release (the “Consideration Period”), (d) Executive has agreed to this General Release knowingly and voluntarily of Executive’s own free will; (e) in consideration of Executive’s promises contained in this General Release, he is receiving consideration beyond that to which he is otherwise entitled, including, without limitation, the Severance Benefits; (f) Executive may revoke Executive’s waiver and release of Claims under the ADEA within seven (7) calendar days after the Execution Date by sending a written Notice of Revocation to the address of Employer as set forth in Section 24 of the Employment Agreement; and (g) except for Executive’s waiver and release of Claims under the ADEA, which shall not become effective or enforceable as to any Party until the date upon which the revocation period has expired without revocation by Executive, this General Release shall become effective on the Execution Date. Executive understands and agrees that modifications or amendments to this General Release will not restart the twenty-one (21) consideration period, as applicable, set forth in this Section 3. For avoidance of doubt, if Executive revokes his waiver and release of Claims under the ADEA pursuant to this Section, Employer will not provide any of the Severance Benefits. In the event Executive executes and returns this General Release prior to the end of the (21) calendar day Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this General Release for the entire Consideration Period.

10.
Notwithstanding anything else to the contrary in this General Release, this General Release shall not affect: the obligations of the Company set forth in the Employment Agreement or the indemnification agreement or other obligations that, in each case with respect to such other obligations, by their terms, are to be performed after the Execution Date (defined below), including, without limitation, Executive’s rights to any vested benefits, vested pension rights or vested rights to equity; Executive’s rights to the payments and benefits contemplated by this General Release; any obligations of the Bank to repay any bank deposits; obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

11.
Executive represents that, except for anonymous whistleblower complaints filed with the SEC or other similar regulatory agencies, the Releasors have not initiated, filed, or caused to be filed any Released Claims against any of the Releasees. Executive further agrees not to initiate, file, cause to be filed, or otherwise pursue any Released Claims, either as an individual on his own behalf, or as a representative, member or shareholder in a class, collective or derivative action and further agrees not to encourage any person, including any current or former employee of the Releasees, to file any kind of Claim against the Releasees. Executive, however, retains the right to challenge the validity of the waiver of Executive’s Claims under the ADEA set forth in Sections 2 and 3 of this General Release.

12.
Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those that he now knows or believes to exist with respect to the subject matter of this General Release and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Executive’s decision to enter into it. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and Executive expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542 (other than those claims or causes of action that might arise related to the payments and benefits to which Executive is entitled under this General Release), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

EXECUTION VERSION

RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive further expressly waives any rights he may have under Section 1542, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

13.	This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.

14.
The Parties intend for the provisions of this General Release to be enforced to the fullest extent permissible under all applicable laws and public policies. They also intend that unenforceability or the modification to conform with those laws or public policies of any provision of this General Release shall not render unenforceable or impair the remainder of this General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

15.
This General Release may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this General Release.

16.
In the event of the breach or a threatened breach by Executive of any of the provisions of this General Release, the Releasees would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Releasees shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.

17.
Notwithstanding anything to the contrary in this General Release, Executive understands that nothing in this General Release is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal or California state law or regulation, or participating in investigations of U.S. federal or California state law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of Employer to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify Employer that he has engaged in any such communications or made any such reports or disclosures. Executive agrees, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that Executive may receive and fully retain any award from a whistleblower award program administered by a Government Agency. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this General Release, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

EXECUTION VERSION

Executive has executed this General Release on March 4, 2019 (the “Execution Date”).

BANC OF CALIFORNIA, INC.

By:	/s/ Robert Sznewajs

Name:	Robert Sznewajs

Title:	Chairman of the Board

EXECUTIVE:

/s/ Douglas H. Bowers
Douglas H. Bowers